                                                                    Exhibit 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]


September 29, 2000

Genomica Corporation
1745 38th Street
Boulder, Colorado  80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Genomica Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and the underwritten public offering of up to 506,000 shares of the Company's Common Stock (the "Shares"), including
66,000 shares for which the underwriters have been granted an over-allotment option.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, and (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as currently in effect and as proposed to be amended prior to the closing of the offering, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the underwriting agreement filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-32472), will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp


By:  /s/ James C. T. Linfield
     --------------------------
     James C. T. Linfield